EXHIBIT 99.1

RKI Exploration & Production, LLC (“RKI”) is engaged in the acquisition, exploration, development and production of oil and natural gas properties located onshore in the continental United States, concentrated primarily in the Permian Basin, and more specifically the Delaware Basin sub-area, which spans parts of New Mexico and Texas. The Permian Basin is one of the most prolific hydrocarbon producing regions in the United States and spans an area approximately 250 miles wide by 300 miles long. The basin is characterized by numerous stacked reservoirs, high oil and natural gas content, extensive production history, long-lived reserves and high drilling success rates. The Permian Basin has produced more than 29 billion barrels of oil and 75 trillion cubic feet of natural gas since the first producing well was drilled.

All of RKI’s Permian properties are located in the Delaware Basin, where it has accumulated approximately 165,000 gross acres (92,000 net acres), with core operations located in Eddy, Lea and Chaves Counties in New Mexico and Loving, Pecos, Reeves, Ward and Winkler Counties in Texas. RKI acquired the majority of its current acreage in the basin in December 2006, and approximately 98% of the leasehold is held by production.

In recent years, RKI’s drilling activity has primarily focused on the development of the Bone Spring interval (which includes the Avalon sand and shales, and the Bone Spring sands, shales and carbonates) through RKI’s horizontal drilling program, and the shallower Delaware sand interval, which to date has been drilled with vertical wells. In 2014, RKI additionally emphasized the deeper Wolfcamp Shale formation, resulting in 22 gross (22) net wells drilling during the year. The Wolfcamp Shale formation has yielded favorable production results and will continue to be the emphasis of drilling activity in 2015. RKI is currently running four operated rigs, and we would plan to increase to six operated rigs by the end of 2015.

RKI operates 659 gross producing wells in the Delaware Basin with an average working interest of approximately 93%. RKI’s average net daily production from its Delaware Basin properties for the year ended December 31, 2014 was 18.7 MBoe/d, 43% of which was oil, 23% NGLs and 34% natural gas. RKI’s average net daily production from its Delaware Basin properties for the three months ended March 31, 2015 was 18.5 MBoe/d, 52% of which was oil, 14% NGLs and 34% natural gas. RKI’s current exit rate production in the Delaware Basin properties is 22 MBoe/d, 53% of which was oil, 16% NGLs and 31% natural gas. As of December 31, 2014, RKI had proved reserves in the Delaware Basin of 101.5 MMBoe, 40% of which was oil, 25% NGLs and 35% natural gas.

RKI has assembled a multi-year inventory of more than 8,500 drilling locations (approximately 900 of which are vertical well locations) in this area based on an assumed 40-acre vertical well spacing for Delaware sand targets, 80-acre horizontal well spacing for Avalon and Leonard shale targets, and 160-acre horizontal well spacing for Bone Spring sand and Wolfcamp shale targets. We believe 3,600 of these locations are economic at current prices and will allow us to significantly grow our proved reserves and production in the Delaware Basin.

RKI historically maintained a strong commitment to developing the necessary midstream and operational infrastructure to support drilling activities and keep pace with production growth, including investing in low and high pressure gathering lines, compression systems, electrical power supply systems, fresh water supply systems and saltwater disposal systems. RKI’s gathering system has 192 miles of active pipeline and four operated compressor stations capable with 90 MMcf/d of gas compression capacity. RKI also possesses a produced water disposal system with 174 miles of pipeline across two states and 39 active disposal wells capable of disposing 200,000 barrels per day. Other midstream assets include 16 miles of active fresh water transfer pipeline. The midstream assets provide a competitive advantage and reduce reliance on third parties for takeaway capacity.

Acquisition Rationale

On July 13, 2015, the Company entered into a definitive merger agreement (the “Merger Agreement”) to acquire RKI, a privately held exploration and production company, for consideration of approximately $2.75 billion, consisting of 40 million unregistered shares of our common stock valued at $11.729 per share and approximately $2.28 billion in cash (the “Acquisition”).

WPX Energy, Inc. (the “Company”) believes the Acquisition accomplishes several strategic objectives for the Company and is complementary to its business strategies in the following ways:

•	Build Asset Scale. The Acquisition provides an entry into the Delaware Basin, a significant resource play with multiple horizons of oil in place. The asset scale and concentrated acreage position will allow for efficient, low-cost development activities over a number of years.

•	Increase Margins. The Delaware assets associated with the Acquisition contain both current oil production and undeveloped resource potential, allowing for an increase in near term cash margins, along with the potential for oil reserve and production growth in the future.

•	Continue Oil Development. The entry into a new, oil-focused basin and the incremental drilling returns associated with the Acquisition will provide additional optionality to the Company’s portfolio, providing for a more balanced commodity mix and the opportunity to allocate capital in an additional basin.

•	Operational Excellence. The Company management team’s history of operating large-scale resource development plays will be complemented by the addition of a proven, established operational team from RKI and the associated midstream assets that provide the necessary infrastructure to increase development operations.